EXHIBIT 10.3a

AMENDMENT NO. 1 TO

THE PMI GROUP, INC.

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

(September 20, 2007 Restatement)

THE PMI GROUP, INC., having adopted The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan (the “Plan”) effective as of January 1, 2005, and having amended and restated the Plan effective as of September 20, 2007, hereby amends the restated Plan as follows:

1. The first sentence of Section 3.6 is amended by deleting the phrase “Section 3.4 and/or Section 3.5” therefrom and substituting the phrase “Sections 3.4, 3.5 and/or 3.7 (as applicable)” therefor.

2. A new Section 3.7 is added immediately after Section 3.6 to read as follows:

“3.7 Special Payment Elections in 2008.

3.7.1 Election Requirements. In accordance with the transition relief provided in Internal Revenue Service (“IRS”) Notice 2006-79, as modified by IRS Notice 2007-86, and notwithstanding any contrary Plan provision, a Participant may change his or her election(s) under Sections 3.4, 3.5 and/or 3.6 (as applicable) for amounts credited to the Participant’s Account(s) with respect to the 2005 through 2008 Plan Years, and make new election(s) regarding the form and/or time of payment for the amounts credited to each such Account in accordance with the following requirements:

(a) General. The Participant shall make such new election (the “New Election”) by submitting a properly completed election form to the Committee, in the form prescribed by the Committee, on or before the deadline established by the Committee, which in no event may be later than December 31, 2008.

(b) Form of Payment. Subject to Sections 5 and 9.4, the Participant shall indicate on his or her New Election the form of payment for the Account. The Participant may elect either (i) a single lump sum cash payment, or (ii) a fixed number of substantially equal annual cash installment payments (not to exceed ten (10)), as specified in the New Election.

(c) Term of Deferral. Subject to Sections 5 and 9.4, the Participant shall indicate on his or her New Election the time of payment for the Account. The Participant may elect a term of deferral equal to any whole number of months or such other period specified in the New Election; provided, however, that the New Election may apply only to amounts that would not otherwise be payable to the Participant (or his or her Beneficiary) in 2008 and may not cause an amount to be paid to the Participant (or his or her Beneficiary) in 2008 that would not otherwise be payable in 2008.

(d) Irrevocability. Any election under this Section 3.7 shall be irrevocable, except to the limited extent provided in Section 3.6.

3.7.2 Effect of New Election. Any election under this Section 3.7 shall not be treated as a change in the time or form of payment or an acceleration of a payment under Section 409A of the Code.”

3. The first sentence of Section 5.1 is amended in its entirety to read as follows:

“Subject to the other provisions of this Section 5, a distribution of the balance credited to a Participant’s Account shall be made or commenced on the Payment Date that immediately follows the end of the term(s) of deferral elected by the Participant under Section 3.5, 3.6 or 3.7 (as applicable) or as soon as administratively practicable thereafter, and in the form elected by the Participant under Section 3.4, 3.6 or 3.7 (as applicable), in accordance with the following rules.”

4. This Amendment No. 1 to the restated Plan will be effective as of February 20, 2008.

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 1 to the restated Plan as of the date specified below.

THE PMI GROUP, INC.

Date: February 25, 2008	By	/s/ Charles Broom
Charles Broom
Senior Vice President, Human Resources

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